THE SECURITIES REPRESENTED HEREBY (AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF) HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES.  FOR FURTHER INFORMATION, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF WAFERGEN BIO-SYSTEMS, INC. AT [_________________]

WAFERGEN BIO-SYSTEMS, INC.

CONVERTIBLE PROMISSORY NOTE
DUE NOVEMBER 27, 2014

$[____________]
May 27, 2011

FOR VALUE RECEIVED, the undersigned, WAFERGEN BIO-SYSTEMS, INC., a Nevada corporation (the “Borrower”), hereby promises to pay to [_________________ (“__________”), a ______________], or its registered assigns (the “Holder”), the principal sum of [__________________________ DOLLARS ($____________)] on November 27, 2014 (the “Maturity Date”), with interest thereon from time to time as provided herein.

1.           Purchase Agreement.  This Convertible Promissory Note (this “Note”) is issued by the Borrower, on the date hereof, pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of May 25, 2011 by and among the Borrower and the investors who have executed the signature page(s) thereto, and is subject to the terms thereof.  This Note is one of a series of convertible promissory notes issued in accordance with the terms of the Purchase Agreement.  This Note, together with all other promissory notes issued under the Purchase Agreement, and all promissory notes issued pursuant to paragraph 12 hereof or thereof are hereinafter referred to as the “Notes.”  The Holder is entitled to the benefits of this Note and the Purchase Agreement, as it relates to this Note, and may enforce the agreements of the Borrower contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement.

2.           Interest.

(a)           Basic Interest.

(i)           The Borrower promises to pay interest on the principal amount of this Note at the rate of 5% per annum, subject to clause (ii) below of this Section 2(a). The Borrower shall pay accrued interest quarterly on each March 31, June 30, September 30 and December 31 of each year or, if any such date shall not be a Business Day (as defined below), on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”), beginning on June 30, 2011.  For purposes of this Note, “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York City, New York, are authorized or required by law or executive order to close. Interest on this Note shall be paid by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder. In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check in the applicable amount payable to the order of Holder is mailed via first class mail, postage prepaid, addressed to the Holder at its last address as reflected in Borrower’s note register; if no such address appears, then to such Holder in care of the last address in such note register of any predecessor holder of this Note (or its predecessor).  Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal and payment of all accrued interest in full. Interest shall accrue and be computed on the basis of a 360-day year of twelve 30-day months.

(ii)           The foregoing to the contrary notwithstanding, interest payable on any Interest Payment Date may, at Borrower’s election, be accrued and not paid by the Borrower on such Interest Payment Date and the aggregate of such amount so accrued shall be added to the principal sum hereof on such Interest Payment Date as additional principal (the “Additional Principal”) to be paid in accordance with the provisions of Section 3 hereinbelow.  Interest shall accrue and be payable on the outstanding balance of the Additional Principal as set forth in the first sentence of Section 2(a)(i).

(b)           Default Rate of Interest.  Except with respect to interest accruing pursuant to Section 2(a)(ii), but subject to applicable law, any overdue principal of and overdue interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of Section 2(a)(i) plus 10% per annum, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the rate of interest otherwise in effect pursuant to the first sentence of Section 2(a)(i) plus 10% per annum. Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the Interest Payment Date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.

(c)           No Usurious Interest.  In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Borrower.

3.           Principal Payment.  The principal amount of this Note, including any Additional Principal (such total amount, the “Total Principal Amount”) shall be due and payable on the Maturity Date.

4.           Optional Prepayment.  This Note may not be prepaid in whole or in part.

5.           Amendment.  Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by any party from the terms of any provision of this Note, may be made (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the Borrower and either (i) the Holder or (ii) the Required Holders (as defined below), except that no such amendment or waiver by the Required Holders shall be effective unless consented to by the Holder, if such amendment or waiver by the Required Holders would (i) modify this Section 5 or change the definition of “Required Holders” or (ii) reduce any amounts payable to the Holder hereunder, extend the Maturity Date, extend the due date for, or reduce the amount of, any payment or prepayment of principal of or interest on this Note or reduce the Base Conversion Shares or the Additional Conversion Shares or increase the Conversion Price under this Note.  Any amendment or waiver effected by the Required Holders in accordance with this Section 5 shall be binding upon the Borrower, the Holder and the holders of all other Notes issued pursuant to the Purchase Agreement.  Any such amendment, supplement, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  For purposes of this Note, “Required Holders” means the holders of Notes representing at least sixty-seven percent (67%) of the aggregate principal amount of all Notes then outstanding.

6.           Defaults and Remedies.

(a)           Events of Default.  An “Event of Default” shall occur if:

(i)           the Borrower shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(ii)          the Borrower shall default in the payment of any installment of interest on this Note according to its terms, subject to Section 2(a)(ii) above, when and as the same shall become due and payable and such default shall continue for a period of 5 Business Days; or

(iii)         the Borrower shall default in the due observance or performance of any covenant to be observed or performed pursuant to Section 4.3 (Removal of Legend and Transfer Restrictions) of the Purchase Agreement; or

(iv)         the Borrower or any of its subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of the Borrower or any of its subsidiaries to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Purchase Agreement or any of the Transaction Agreements (other than those referred to in clauses (i), (ii) or (iii) of this Section 6(a)), and such default shall continue for 30 days after the earliest of (A) the date the Borrower is required pursuant to the Transaction Agreements or otherwise to give notice thereof to the Holder (whether or not such notice is actually given) or (B) the date of written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Borrower by the Holder; or

(v)         any representation, warranty or certification made by or on behalf of the Borrower or any of its subsidiaries in the Purchase Agreement, this Note, the other Transaction Agreements or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect when made; or

(vi)        any event or condition shall occur that results in (A) the acceleration of the maturity of any indebtedness or other obligation of the Borrower or any of its subsidiaries, or (B) a default on any indebtedness or other obligation of the Borrower or any of its subsidiaries, which continues beyond any applicable period of cure, in either case of clause (A) or (B), in a principal amount aggregating $250,000 or more, other than in respect of trade payables which are the subject of a bona fide dispute and in respect of which the Borrower has set aside adequate reserves; or

(vii)       any uninsured damage to or loss, theft or destruction of any assets of the Borrower or any of its subsidiaries shall occur that is in excess of $250,000; or

(viii)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower or any of its subsidiaries, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its subsidiaries, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Borrower or any of its subsidiaries; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(ix)         the Borrower or any of its subsidiaries shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (viii) of this Section 6(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its subsidiaries, or for a substantial part of their property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or

(x)          one or more judgments for the payment of money in an aggregate amount in excess of $250,000 (to the extent not covered by insurance) shall be rendered against the Borrower or any of its subsidiaries and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its subsidiaries to enforce any such judgment.

(b)          Acceleration.  If an Event of Default occurs under Section 6(a)(viii) or (ix), then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing the Holder, by written notice to the Borrower, may declare the principal of and accrued interest on this Note to be immediately due and payable. Upon such declaration, such principal and interest shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default, except nonpayment of principal or interest that has become due solely because of the acceleration, have been cured or waived and if the rescission would not conflict with any judgment or decree. Any notice or rescission shall be given in the manner specified in Section 16.

7.           Conversion.

(a)           Holder’s Right To Convert.

(i)           The principal amount of this Note shall be convertible, at the option of the Holder, at any time, or from time to time, in whole or in part, into that number of shares of the Series A-2 Convertible Preferred Stock, $.001 par value per share (the “Preferred Stock”), equal to a fraction, the numerator of which is the amount of the principal to be converted and the denominator of which is $5.70 as adjusted as provided below (as so adjusted, the “Conversion Price”).

(ii)          The option to convert into shares of Preferred Stock shall be exercised by the Holder (A) giving written notice to the Borrower, at its principal corporate office (including via facsimile or e-mail), of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Preferred Stock issuable upon conversion are to be issued, the principal amount of the Note being converted and the number of shares of Preferred Stock issuable upon such conversion (“Conversion Shares”) and (B) surrendering this Note for such purpose to the Borrower, or at any place where the Borrower shall maintain a transfer agent for its Preferred Stock.  At the time of the delivery of the notice referred to in clause (A) above, the individual, limited liability company, partnership, joint venture, corporation, trust, unincorporated organization or other entity (each, a “Person”) in whose name any certificate for shares of Preferred Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Preferred Stock on such date, notwithstanding that the share register of the Borrower shall then be closed or that the certificates representing such Preferred Stock shall not then be actually delivered to such Person, provided that the original Note is received by the Borrower (or its transfer agent) within two (2) business days thereafter.  In all other cases, the Person in whose name any certificate shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Preferred Stock on the date of the surrender referred to in clause (B) above.  The date on which a conversion shall be deemed effective in accordance with the provisions hereof shall be defined as the “Conversion Date”.

(iii)         The Borrower shall deliver, or cause to be delivered, to the converting holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of this Note as well as a duly executed and authorized Note in respect of the remaining principal amount of the Note not subject to this notice of conversion not later than two business days after the applicable Conversion Date.  If in the case of any notice of conversion such certificate or certificates or replacement Note are not delivered to or as directed by, the applicable holder shall be entitled to elect to rescind such conversion notice, in whole or in part, by written notice (“Notice of Rescission”) to the Borrower at any time on or before its receipt of such certificate or certificates for Conversion Shares stated in the notice of conversion, in which event the Borrower shall promptly return to such holder the full principal amount of the Note delivered to the Borrower and such holder shall promptly return to the Borrower any Conversion Shares rescinded by the holder pursuant to the Notice of Rescission.

(b)           Certain Events.

(i)           In case at any time prior to the conversion or payment of all of the principal of this Note:

(A)          the Borrower shall authorize the granting to all the holders of Preferred Stock of the Borrower of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

(B)           there shall be any reclassification of the Preferred Stock of the Borrower (other than a subdivision or combination of its outstanding Preferred Stock); or

(C)           there shall be any capital reorganization by the Borrower; or

(D)           there shall be an Organic Change (as hereinafter defined); or

(E)           there shall be voluntary or involuntary dissolution, liquidation and winding up by the Borrower or extraordinary dividend or distribution (other than regularly scheduled dividends paid in cash or in kind on the Preferred Stock as provided in the Borrower’s Certificate of Designation for such Preferred Stock) to holders of Preferred Stock;

then in any one or more of said cases, the Borrower shall cause to be delivered to the Holder, at the earliest practicable time (and, in any event, not less than the earlier of (x) fifteen (15) days before any record date for a vote of shareholders in respect of such event and (y) five (5) days following the execution of a definitive agreement in respect of such event), written notice of the date on which the books of the Borrower shall close or a record shall be taken for such dividend, distribution or subscription or purchase rights or such reclassification, reorganization, Organic Change, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price relating to the conversion of the Notes into Preferred Stock and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Notes.  Such notice shall also specify the date, if known, as of which the holders of record of the Preferred Stock shall participate in said dividend, distribution or subscription or purchase rights or shall be entitled to exchange their shares of the Preferred Stock for securities or other property (including cash) deliverable upon such reorganization, Organic Change, dissolution, liquidation or winding up, as the case may be.  Anything herein to the contrary notwithstanding, the Holder may give a notice of conversion of all or a portion of the Note as contemplated in Section 7(a)(ii) as well as a conversion of any shares of Preferred Stock, which may be conditioned upon the actual occurrence of the event which is the subject of the notice, it being the intention of Borrower and Holder that Holder shall be entitled to obtain the benefits of such conversion if such event actually occurs, but shall be entitled to retain this Note in full at its option if such event does not occur for any reason, and the Borrower agrees to take all such action, including issuing a new Note in order to assure to the Holder the benefits contemplated by this Section 7(b).

(ii)           For purposes hereof, the term “Organic Change” means:

(A)      a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Borrower or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Borrower or another entity (collectively, a “Change of Control Transaction”);

(B)       the sale or transfer in one transaction or a series of related transactions of (i) significant assets of the Borrower that have a value or a purchase price of more than $10 million, (ii) more than 50% of the Borrower’s assets or (iii) assets or proprietary rights of Borrower that are material to the operations and business of the Borrower and have a value or a purchase price of more than $2 million;

(C)       a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(D)       the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Borrower; or

(E)        the Common Stock ceases to be registered under Section 12 of the Securities Exchange Act, as amended.

(c)           Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time in the following manner upon the occurrence of the following events:

(i)           Dividend, Subdivision, Combination or Reclassification of Preferred Stock.  If the Borrower shall, at any time or from time to time, (A) declare a dividend (other than regularly scheduled dividends paid in kind) on the Preferred Stock payable in shares of its capital stock (including Preferred Stock), (B) subdivide the outstanding Preferred Stock into a larger number of shares of Preferred Stock, (C) combine the outstanding Preferred Stock into a smaller number of shares of its Preferred Stock, or (D) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Borrower is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date shall be entitled to receive the aggregate number and kind of shares of capital stock which, if this Note had been converted immediately prior to such date, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend (other than regularly scheduled dividends paid in kind) on the Preferred Stock payable in shares of its capital stock (including Preferred Stock) is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 7(c) from and after such record date).

(ii)          Certain Distributions. If the Borrower shall, at any time or from time to time, fix a record date for the distribution to all holders of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Borrower is the continuing corporation) of evidences of indebtedness, assets or other property (other than regularly scheduled cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in capital stock for which adjustment is made under Subsection 7(c)(i)) or subscription rights, options or warrants, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction (which shall in no event be less than zero), the numerator of which shall be the Current Market Price (as determined below) per share of Preferred Stock on such record date (or, if an ex dividend date has been established for such record date, on the next day preceding such ex dividend date), less the fair market value (as determined in good faith by the Board of Directors of the Borrower) of the portion of the assets, evidences of indebtedness, other property, subscription rights or warrants so to be distributed applicable to one share of Preferred Stock and the denominator of which shall be such Current Market Price per share of Preferred Stock. Any such adjustment shall become effective immediately after the record date for such distribution. Such adjustments shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price shall be adjusted to the Conversion Price in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 3 from and after such record date).

(iii)         Determination of Current Market Price. For the purpose of any computation under Subsections 7(c)(ii) or any other provision of this Note, (A) the Current Market Price per share of Preferred Stock on any date shall be determined as follows: The Borrower, on the one hand, and the Required Holders, on the other hand, shall each promptly appoint as an appraiser an individual who shall be a member of a nationally recognized investment banking firm.  Each appraiser shall be instructed to, within 30 days of appointment, determine the Current Market Price per share of Preferred Stock which shall be deemed to be equal to the fair market value per share of Preferred Stock as of such date.  If the two appraisers are unable to agree on the Current Market Price per share of Preferred Stock within such 30 day period, then the two appraisers, within 10 days after the end of such 30 day period shall jointly select a third appraiser.  The third appraiser shall, within 30 days of its appointment, determine, in good faith, the Current Market Price per share of Preferred Stock and such determination shall be controlling.  If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit its appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling.  The cost of the foregoing appraisals shall be borne by the Borrower.

(iv)         De Minimis Adjustments.  No adjustment shall be made under this Section 7(c) if the amount of such adjustment would result in a change in the Conversion Price of less than one percent (1%), but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change of at least one percent (1%).  Notwithstanding the provisions of the first sentence of this Subsection7(c)(iv), any adjustment postponed pursuant to this Subsection 7(c)(iv) shall be made no later than the earlier of the Maturity Date or the date on which the Note is converted.

(v)          Reorganization, Reclassification, Merger and Sale of Assets. If there occurs any capital reorganization or any reclassification of the Preferred Stock of the Borrower, the consolidation or merger of the Borrower with or into another Person (other than a merger or consolidation of the Borrower in which the Borrower is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Preferred Stock or Common Stock) or the sale or conveyance of all or substantially all of the assets of the Borrower to another Person, then the Holder will thereafter be entitled to receive, upon the conversion of this Note in accordance with the terms hereof, the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Preferred Stock of the Borrower upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Preferred Stock then deliverable upon the conversion of this Note if this Note had been exercised immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Borrower) shall be made to assure that the provisions hereof (including, without limitation, provisions with respect to changes in, and other adjustments of, the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon conversion of this Note.

(vi)         Organic Change.  Anything contained in this Section 7 to the contrary notwithstanding, upon and at any time following the first Organic Change, if any, to occur, the aggregate total number of shares of Preferred Stock into which all or any portion of the principal amount of this Note may be converted shall be calculated to be the sum of (a) the number of shares of the Preferred Stock into which the amount of the principal amount of this Note then being converted would otherwise be converted as calculated under Section 7(a)(i) hereof (such number of shares, the “Base Conversion Shares”), plus (b) the number of shares of Preferred Stock equal to the product of (x) the Additional Share Coefficient (as such term is defined and determined for each $1,000 of principal amount of this Note on Schedule I attached hereto and made a part hereof) for such Organic Change and (y) a fraction the numerator of which is the amount of the principal amount of this Note then being converted and the denominator of which is $1,000 (such number of shares of Preferred Stock calculated in accordance with this clause (b), the “Additional Conversion Shares”).  Upon an Organic Change that is a Change of Control Transaction, the Holder shall be entitled to convert any or all of the principal amount of this Note into Base Conversion Shares and Additional Conversion Shares, and as part of the Organic Change, the Holder shall receive in exchange for such Base Conversion Shares and Additional Conversion Shares without converting such Base Conversion Shares and Additional Conversion Shares into share of Common Stock, such amount of cash, securities or other property as the Holder would have received had the Holder converted such Base Conversion Shares and Additional Conversion Shares into shares of Common Stock immediately prior to the record date established in connection with such Organic Change without regard to any limitations that may exist or may have existed on the right to convert such Base Conversion Shares and Additional Conversion Shares.  For the avoidance of doubt, to the extent following an Organic Change (whether in connection with a Change of Control Transaction or otherwise) any principal amount of this Note remains outstanding, such outstanding principal amount (or any portion thereof) shall be convertible at the option of the Holder into Base Conversion Shares and Additional Conversion Shares pursuant to this Section 7(c)(vii).

(vii)        Conversion Price on a Cure Amount Conversion.  Anything contained in this Agreement to the contrary notwithstanding, to the extent the Borrower converts any principal amount of this Note in connection with a Cure Amount (as such term is defined in that certain letter agreement, dated the date hereof, among the Holder, the other Investors named therein, the Management Members named therein and the Borrower (the "Cure Amount Letter Agreement") pursuant to the Cure Amount Letter Agreement, then the number of shares of Preferred Stock into which such principal amount of this Note shall convert shall be the greater of (x) the number of shares of Preferred Stock into which such principal amount of this Note would convert without regard to this Section 7(c)(vii) and (y) the number of shares of Preferred Stock into which such principal amount of this Note would convert if the Conversion Price were deemed to be the trailing five-day weighted average price of the Company's Common Stock on the OTC Bulletin Board as of the last completed trading day immediately preceding the date of conversion.

(viii)       Certificate as to Adjustments. Whenever the Conversion Price shall be adjusted pursuant to the provisions hereof, the Borrower shall promptly give written notice thereof to the Holder, in accordance with Section 16, in the form of a certificate signed by the Chairman of the Board, President or a Vice President of the Borrower, and by the Chief Financial Officer, Treasurer or an Assistant Treasurer of the Borrower, stating the adjusted Conversion Price, and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment is required.

(ix)         Fractional Shares. Notwithstanding an adjustment pursuant to Section 7(c) in the Conversion Price, the Borrower shall not be required to issue fractions of shares upon conversion of this Note or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Borrower may make payment to the Holder, at the time of conversion of this Note as herein provided, of an amount in cash equal to the product of (i) such fraction, multiplied by (ii) the number of shares of Common Stock into which one share of Preferred Stock is then convertible, multiplied by (iii) the closing price on the date of conversion of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed.

(d)           Notice of Proposed Actions. In case the Borrower shall propose at any time or from time to time (i) to declare or pay any dividend payable in stock of any class to the holders of Preferred Stock or Common Stock or to make any other distribution to the holders of Preferred Stock or Common Stock (other than regularly scheduled dividends paid in cash or in kind on the Preferred Stock), (ii) to offer to the holders of Preferred Stock or Common Stock rights or notes to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights, notes or options, (iii) to effect any reclassification of its Preferred Stock or Common Stock, (iv) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Borrower which would, if consummated, adjust the Conversion Price or the securities issuable upon conversion of this note, (v) to effect the liquidation, dissolution or winding up of the Borrower, or (vi) to take any other action that would require a vote of the Borrower’s stockholders, then, in each such case, the Borrower shall give to the Holder, in accordance with Section 15, a written notice of such proposed action, which shall specify (A) the record date for the purposes of such stock dividend, distribution of rights or notes or vote of the stockholders of the Borrower, or if a record is not to be taken, the date as of which the holders of shares of Preferred Stock or Common Stock of record to be entitled to such dividend, distribution of rights or Notes, or vote is to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) Business Days prior to the applicable record, determination or effective date specified in such notice.

8.           Certain Covenants of Borrower .

(a)           Use of Proceeds.  The Borrower shall use the principal amount of this Note in accordance with the permitted uses described in the Purchase Agreement.

(b)           Dividends/Distributions.  Without the prior written consent of the Required Investors, the Borrower shall not declare or pay dividends on, or make distributions with respect to, any capital stock of the Borrower.

9.           Reservation of Shares.  The Borrower shall reserve and keep available for issuance, free from preemptive rights, (i) out of its authorized but unissued shares of Preferred Stock, such number of shares of Preferred Stock into which this Note may from time to time be convertible and (ii) out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock into which such Preferred Stock may from time to time be convertible.  The Borrower will take all such reasonable action as may be necessary to assure that such shares of Preferred Stock and Common Stock may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Borrower covenants that it will use its best efforts to take all such action as may be necessary or appropriate in order that the Borrower may validly and legally issue fully paid and non-assessable shares of Preferred Stock upon the conversion of this Note and fully paid and non-assessable shares of Common Stock upon the conversion of such shares of Preferred Stock and that it will use its best efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Borrower’s shareholders or Board of Directors or any public regulatory body, as may be necessary to enable the Borrower to perform its obligations under this Note.

10.         Suits for Enforcement.  Upon the occurrence of any one or more Events of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or this Note or in aid of the exercise of any power granted in the Purchase Agreement or this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holders of this Note, and the Borrower shall pay all costs of litigation and collection in connection therewith, including, without limitation, reasonable attorneys’ fees and court costs.

11.         Remedies Cumulative.  No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

12.         Remedies Not Waived.  No course of dealing between the Borrower and the Holder or any delay on the part of the Holder in exercising any rights hereunder shall operate as a waiver of any right.

13.         Transfer.

(a)           The term “Holder” as used herein shall also include any transferee of this Note whose name has been recorded by the Borrower in the Note Register. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b)           The Borrower shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note. Upon the issuance of this Note, the Borrower shall record the name and address of the initial purchaser of this Note in the Note Register as the first Holder. Upon surrender for registration of transfer or exchange of this Note at the principal offices of the Borrower, the Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder’s attorney duly authorized in writing.

(c)           Subject to the requirements of Section 13(a) above, this Note may be transferred or assigned, in whole or in part, by the Holder at any time.

14.         Replacement of Note.  On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If required by the Borrower, such Holder must provide indemnity sufficient in the reasonable judgment of the Borrower to protect the Borrower from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

15.         Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

16.         Notices.  All notices, consents, waivers and other communications under this Note must be in writing and will be deemed given to a party:  (a) when delivered to the appropriate address of the Holder or the Borrower, as applicable, by hand or by nationally recognized overnight courier service (costs prepaid); (b) when sent by facsimile or e-mail to the Holder or the Borrower, as applicable, with confirmation of transmission by the transmitting equipment; (c) when received or rejected by the addressee, if sent by certified mail, return receipt requested, to the Holder or the Borrower, as applicable; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the Holder or the Borrower, as applicable.  Such notices shall be sent to the address, facsimile number or e-mail address furnished by the registered Holder to the Borrower in accordance with the Purchase Agreement, or if to the Borrower, to it at 7400 Paseo Padre Parkway, Fremont, CA 94555, Facsimile:  510-651-4599, Attention: Don Huffman, Chief Financial Officer (or to such other address, facsimile number or e-mail address as the Holder or the Borrower as a party may designate by notice the other party) with a copy to Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, Attention: John M. Rafferty, Esq.

17.         GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THE GENERAL CORPORATIONS LAW OF THE STATE OF NEVADA SHALL APPLY.

18.         Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

19.         Headings.  The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

WAFERGEN BIO-SYSTEMS, INC.

By:
Name:
Title:

Schedule I

ADDITIONAL SHARES OF PREFERRED STOCK
ISSUABLE PER $1,000 OF NOTE PRINCIPAL UPON CONVERSION
UPON AND FOLLOWING AN ORGANIC CHANGE

The “Additional Share Coefficient” shall mean the number of additional shares of Preferred Stock issuable per $1,000 of principal amount of the Note upon an Organic Change and shall be the additional share number set forth on the chart with respect to the “Share Price Result from the Organic Change” on the “x” axis and the corresponding “Date of Organic Change Prior to:” on the “y” axis; provided, however, that to the extent the actual Share Price Result (as defined below) falls between two data points on the “x” axis and/or the actual date of the Organic Change falls between two data points on the “y” axis, the “Additional Share Coefficient” shall be determined by calculating the arithmetic mean between (i) the result obtained for the Share Price Result based on the linear interpolation between the additional share numbers corresponding to the two Share Price Result data points and (ii) the result obtained for the Date of Organic Change based on the linear interpolation between the two additional share numbers corresponding to the two Date of Organic Change data points; and provided further, however, that in the event of any adjustment to the Conversion Price pursuant to Section 7 of this Agreement, the numbers of additional shares of Preferred Stock issuable per $1,000 of principal amount of this Note as set forth in the chart below shall be deemed adjusted pro rata with any adjustment resulting from the adjustment to the Conversion Price that would be made to the number of shares of Preferred Stock then convertible with respect to $1,000 of principal amount of this Note as calculated under Section 7(a)(i) of this Agreement.   For purposes of the chart below, the “Share Price Result” shall be the greater of:  (i) the closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which the Organic Change is consummated, (ii) the first Closing Market Price following the first public announcement of the Organic Change, or (iii) the Closing Market Price as of the date immediately preceding the first public announcement of the Organic Change.

Date of
Organic Change
Prior to

12/31/2011	45	68	83	93	102	99	81	67	57	49
6/30/2012	35	58	73	85	94	92	74	61	51	44
12/30/2012	24	46	62	74	84	83	66	53	44	37
6/30/2013	14	32	48	61	72	72	56	44	36	30
12/30/2013	5	18	32	45	57	58	43	33	25	20
6/30/2014	1	3	12	23	35	38	25	17	12	8
Maturity	1	3	12	23	35	38	25	17	12	8
	$0.10	$0.20	$0.30	$0.40	$0.50	$0.60	$0.70	$0.80	$0.90	>$1.00
	Share Price Result from the Organic Change